   As filed with the Securities and Exchange Commission on July 31, 1997.

                                                               File No. 33-88520
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                             ----------------------

                             ROUGE INDUSTRIES, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

  DELAWARE                                                    38-3340770
  (STATE OR OTHER JURISDICTION                            (I.R.S. EMPLOYER
  OF INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NUMBER)

                                3001 MILLER ROAD
                                P.0. BOX 1699
                            DEARBORN, MI 48121-1699
                                 (313) 390-6877
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

            ROUGE STEEL COMPANY SAVINGS PLAN FOR SALARIED EMPLOYEES
      ROUGE STEEL COMPANY TAX-EFFICIENT SAVINGS PLAN FOR HOURLY EMPLOYEES

                             (FULL TITLE OF PLANS)


                               CARL L. VALDISERRI

                              ROUGE STEEL COMPANY

                                3001 MILLER ROAD

                                  P.0. BOX 1699

                            DEARBORN, MI 48121-1699

                                 (313) 390-6877

           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)


                                    COPY TO:


                             SAMUEL M. FEDER, ESQ.

                                 ROGERS & WELLS

                                200 PARK AVENUE

                           NEW YORK, NEW YORK  10166

                                 (212) 878-8000
                               ------------------
================================================================================

                   POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8


     This post-effective amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act"), to reflect the adoption by Rouge Steel Company, a Delaware corporation ("Rouge Steel"), of a holding company form of organizational structure. The holding company organizational structure was effected pursuant to an Agreement and Plan of Merger (the "Merger Agreement") among Rouge Steel, Rouge Industries, Inc., a Delaware corporation (the "Registrant") and Rouge Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Registrant ("Merger Sub"). The Merger Agreement provides for, among other things, the merger (the "Merger") of Rouge Steel with and into Merger Sub, with Rouge Steel as the surviving corporation. Pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, stockholder approval of the Merger was not required.

     As a result of the Merger, which was consummated at 11:59 p.m. on July 30, 1997, Rouge Steel became a direct wholly-owned subsidiary of the Registrant. Each share of class A common stock, par value $.01 per share, of Rouge Steel issued and outstanding was converted into and exchanged for one share of class A common stock, par value $.01 per share, of the Registrant and each share of class B common stock, par value $.01 per share, of Rouge Steel issued and outstanding was converted into and exchanged for one share of class B common stock, par value $.01 per share, of the Registrant.

     In accordance with Rule 414 under the Securities Act, the Registrant, as the successor issuer to Rouge Steel, hereby expressly adopts this registration statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended. The Rouge Steel Company Savings Plan For Salaried Employees and the Rouge Steel Company Tax-Efficient Savings Plan For Hourly Employees to which this registration statement relates (the "Plans") shall continue to be known as the Rouge Steel Company Savings Plan For Salaried Employees and the Rouge Steel Company Tax-Efficient Savings Plan For Hourly Employees. Subsequent to the holding company reorganization, the Plans will continue to cover employees of Rouge Steel. However, shares of stock issued in accordance with the Plans shall be shares of stock of the Registrant rather than shares of stock of Rouge Steel.

     The applicable registration fees were paid at the time of the original filing of this registration statement.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dearborn, State of Michigan, on this 21st day of July, 1997.


                                            ROUGE INDUSTRIES, INC.

                                     By: /s/ Carl L. Valdiserri
                                        ------------------------------------
                                        Name:   Carl L. Valdiserri
                                        Title:  Chief Executive Officer and
                                                Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons in the capacities indicated with respect to Rouge Industries, Inc., on this 21st day of July, 1997.



        SIGNATURE                              TITLE
        ---------                              -----

/s/ Carl L. Valdiserri      Chief Executive Officer and Chairman of the Board
--------------------------
Carl L. Valdiserri

/s/ Louis D. Camino         President, Chief Operating Officer and Director
--------------------------
Louis D. Camino


/s/ Gary P. Latendresse     Vice President, Chief Financial Officer and
--------------------------  Director (Principal Financial and Accounting
Gary P. Latendresse         Officer)



/s/ Dominick C. Fanello     Director
--------------------------
Dominick C. Fanello

/s/ John E. Lobbia          Director
--------------------------
John E. Lobbia

/s/ Peter J. Pestillo       Director
--------------------------
Peter J. Pestillo

/s/ Clayton P. Shannon      Director
--------------------------
Clayton P. Shannon